Exhibit 99.1

U.S. Silica Holdings, Inc. Announces Record Fourth Quarter and Full Year 2011 Results

FREDERICK, MD. March 20, 2012 (BUSINESS WIRE) – U.S. Silica Holdings, Inc. (NYSE: SLCA) today announced net income of $30.3 million, or $0.61 per basic and diluted share for the year ended December 31, 2011, compared with net income of $11.4 million, or $0.23 per share for the same period in 2010. Included in net income and earnings per share are non-recurring management advisory fees of $9.3 million (or $0.12 per share, tax effected) in 2011 which includes a termination fee of $8.0 million which was accrued at December 31, 2011 and paid on February 6, 2012, and $1.3 million (or $0.02 per share, tax effected) in 2010.

Net income for the fourth quarter of 2011 was $10.0 million, or $0.19 per basic and diluted share, compared to $3.8 million, or $0.07 per share for the same period in 2010. Included in fourth quarter net income and earnings per share are non-recurring management advisory fees of $8.3 million (or $0.11 per share, tax effected) in 2011, and $0.3 million (or $0.01 per share, tax effected) in 2010.

Summary Financial and Operating Data

($ in millions except statistics and per share)	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Key Operating Statistics:
Tons Sold: (000s)
Oil & Gas	590.4	430.0	2,018.1	1,522.2
Industrial & Specialty Products	1,010.6	1,017.4	4,270.4	4,442.4

Total	1,601.0	1,447.4	6,288.5	5,964.6
ASP: (per ton)
Oil & Gas	$63.94	$42.72	$53.06	$45.69
Industrial & Specialty Products	$45.40	$40.13	$44.15	$39.48

Total	$52.24	$40.90	$47.00	$41.07
Income:
Revenue	$83.6	$59.5	$295.6	$245.0
Contribution Margin	$33.6	$20.5	$114.4	$87.0
% Margin	40.2%	34.4%	38.7%	35.5%
Adjusted EBITDA (a)	$27.2	$16.0	$93.6	$72.2
% Margin	32.5%	27.0%	31.7%	29.5%
Net Income	$10.0	$3.8	$30.3	$11.4
EPS, Basic and Diluted	$0.19	$0.07	$0.61	$0.23

(a)	A reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income, the most comparable GAAP measure, and other important information appears on page 7.

President and Chief Executive Officer Bryan Shinn commented, “2011 was the best year in the history of U.S. Silica by almost every measure. Our Oil & Gas contribution margin grew by 57% and overall net income more than doubled. U.S. Silica has differentiated logistics capabilities, premium Ottawa White® products that are in high demand and a low-cost operations platform. These competitive advantages position us well for long-term success.”

2011 Full Year Financial Highlights

The Company reported full year 2011 revenues of $295.6 million, an increase of $50.6 million, or 20.7%, from $245.0 million in 2010, driven by overall year over year volume and pricing increases of 5.4% and 14.4%, respectively.

Sales in the Oil & Gas segment accounted for approximately 75% of the growth in 2011. Sales volume within our Oil & Gas business increased by 32.6% in 2011, to over 2.0 million tons, compared to 1.5 million tons in 2010. This growth was driven by continued increased demand for our proppants as domestic drilling and production activity continued to accelerate throughout the year. Contribution margin for the Oil and Gas business was $67.6 million for the year ended December 31, 2011, as compared to $43.1 million in 2010.

2011 proved to be a strong year for our Industrial & Specialty Products business as we continued to add high-value customers to our portfolio to offset any softness in demand. Contribution margins for the Industrial and Specialty Products segment for the full year 2011 was $53.0 million, an increase of 15.2%, as compared to $46.0 million in 2010. Volume in our Industrial & Specialty Products segment was down modestly due to the re-marketing of product to our Oil & Gas segment.

SG&A expense was $23.3 million for the year ended December 31, 2011 as compared to $20.4 million for the same period in 2010. The growth in SG&A was driven by increased staffing required to meet the growth in the Oil & Gas business and to meet the additional administrative requirements of a public company. Interest expense was $18.4 million as compared to $23.0 million in 2010. The decline in interest expense year-over-year was due to the Company refinancing its debt in June 2011.

Adjusted EBITDA increased 29.6%, or $21.4 million, to $93.6 million for the full year 2011, as compared to $72.2 million for 2010, driven by volume increases in our Oil & Gas segment, as well as by increases in Average Sales Price (ASP) in both segments. Adjusted EBITDA margin increased to 31.7% in 2011 compared to 29.5% in 2010, due to growth in proppant volumes, strong pricing and good cost controls.

Net income for full year 2011 was $30.3 million, an increase of more than 165% over 2010 net income of $11.4 million.

Fourth Quarter 2011 Financial Highlights

The Company reported fourth quarter 2011 revenues of $83.6 million, an increase of $24.1 million, or 40.5%, from $59.5 million in 2010 driven by acceleration in demand for our natural proppants during the fourth quarter. Overall sales volume increased 10.6% during the fourth quarter of 2011 to 1.6 million tons, as compared to 1.4 million tons in the fourth quarter of 2010.

Fourth quarter 2011 sales volume within our Oil & Gas business increased by 37.3%, to over 590 thousand tons, compared to 430 thousand tons in 2010; sales volumes for our Industrial and Specialty Products were mostly flat year over year.

SG&A expense was $6.9 million in the fourth quarter 2011 as compared to $6.0 million for 2010.

Adjusted EBITDA increased 69.7%, or $11.2 million, to $27.2 million in the fourth quarter 2011, as compared to $16.0 million for 2010, driven by accelerated volume increases in our Oil & Gas Proppants segment, as well as by increases in Average Sales Price (ASP) in both segments. Adjusted EBITDA margin percentage increased for the fourth quarter 2011 to 32.5%, compared to 27.0% in 2010.

Net income for the fourth quarter 2011 was $10.0 million, an increase of more than 166% over 2010 net income of $3.8 million.

Capital Update

As of December 31, 2011, we had $59.2 million of cash on hand and $24.0 million of available credit under our financing facilities. Our total outstanding debt at December 31, 2011 was $261.8 million.

U.S. Silica incurred capital expenditures of approximately $66.7 million in 2011, mainly due to spending on the planned expansions of the Ottawa and Rockwood plants, which increased our aggregate annual production capacity by more than 1.0 million tons. Both of these expansion projects became operational late in the fourth quarter of 2011. Capital spending in 2010 was $15.2 million.

Outlook

We currently estimate Revenue, Adjusted EBITDA and Capital Expenditures for 2012 to be within the following ranges:

	First Quarter	Full Year
	2012	2012
Revenue	$92 - $97 million	$395 - $420 million
Adjusted EBITDA (a)	$34 - $36 million	$140 - $150 million
Capital Expenditures		$70 - $95 million

(a)

The Company is not able to provide a reconciliation of projected Adjusted EBITDA to projected Net Income due to the unknown effect, timing and potential significance of certain income statement items. The methodology to reconcile Adjusted EBITDA ton Net Income is disclosed in our 2011 Annual Report on Form 10-K, as filed with the SEC, and included on page 7, herein.

These projections are based on many estimates and are inherently subject to change based on industry conditions, future decisions made by management and the Board of Directors, and significant economic, competitive and other uncertainties and contingencies.

Conference Call

U.S. Silica will host a conference call for investors today, March 20, 2012 at 10:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan A. Shinn, President and Chief Executive Officer, William A. White, Chief Financial Officer, and R. Dale Lynch, Vice President of Finance.

The call can be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 389786. The replay will be available until April 3, 2012.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto U.S. Silica’s website at www.ussilica.com in the Investors Resources section. A replay of the conference call will also be available for approximately 30 days following the call.

About U.S. Silica Holdings, Inc.

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market and a variety of attractive industrial and specialty products end markets. During its 111-year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 200 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, Maryland.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

CONTACT: U.S. Silica Holdings, Inc., Telephone: 855-SILICA-7 (855-745-4227), Email: IR@ussilica.com

U.S. SILICA HOLDINGS, INC.

COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2011	2010	2009
	(in thousands, except per share amounts)
Sales	$295,596	$244,953	$191,623
Cost of goods sold (excluding depreciation, depletion and amortization)	181,196	157,994	136,200
Operating expenses
Selling, general and administrative	23,348	20,413	10,672
Advisory fees to parent	9,250	1,250	1,250
Depreciation, depletion and amortization	20,999	19,305	17,887

	53,597	40,968	29,809

Operating income	60,803	45,991	25,614
Other (expense) income
Interest expense	(18,407)	(23,034)	(28,228)
Early extinguishment of debt	(6,043)	(10,195)	—
Other income, net, including interest income	1,062	959	4,894

	(23,388)	(32,270)	(23,334)

Income before income taxes	37,415	13,721	2,280
Income tax (expense) benefit	(7,162)	(2,329)	3,259

Net income	$30,253	$11,392	$5,539

Earnings per share:
Basic	$0.61	$0.23	$0.11
Diluted	$0.61	$0.23	$0.11

U.S. SILICA HOLDINGS, INC.

COMBINED BALANCE SHEETS

	December 31,
	2011	2010
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$59,199	$64,500
Accounts receivable, net	46,600	30,044
Inventories, net	29,307	22,418
Prepaid expenses and other current assets	8,561	3,191
Deferred income taxes, net	28,007	4,557
Income tax receivable	3,895	2,150

Total current assets	175,569	126,860

Property, plant and mine development, net	336,788	287,595
Debt issuance costs, net	1,291	1,322
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,942	7,353
Other assets	6,367	6,565

Total assets	$605,796	$508,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$5,588	$3,727
Accounts payable	36,579	12,027
Accrued liabilities	9,875	8,949
Accrued interest	1,659	101
Current portion of long-term debt	6,364	1,510
Current portion of deferred revenue	10,393	6,512

Total current liabilities	70,458	32,826

Long-term debt	255,425	236,932
Note payable to parent	15,000	15,000
Liability for pension and other post-retirement benefits	52,078	49,460
Deferred revenue	2,128	13,077
Deferred income taxes, net	75,915	53,124
Other long-term obligations	12,858	10,551

Total liabilities	483,862	410,970

Commitments and contingencies

Stockholders’ Equity:
Common stock - $0.01 par value, 100,000,000 authorized shares, 50,000,000 shares issued and outstanding	500	500
Additional paid-in capital	103,757	102,519
Retained earnings (accumulated deficit)	30,038	(215)
Accumulated other comprehensive loss	(12,361)	(5,240)

Total stockholders’ equity	121,934	97,564

Total liabilities and stockholders’ equity	$605,796	$508,534

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA.

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Net income	$10,045	$3,772	$30,253	$11,392
Total interest expense, net of interest income	3,374	5,221	18,347	22,989
Provision for taxes (benefit)	371	(151)	7,162	2,329
Total depreciation, depletion and amortization expenses	5,363	5,040	20,999	19,305

EBITDA	19,153	13,882	76,761	56,015
Non-cash deductions, losses and charges (1)	(526)	762	(526)	1,364
Non-recurring expenses (income) (2)	(733)	—	(2,028)	—
Transaction expenses (3)	—	—	6,043	10,669
Permitted management fees and expenses (4)	8,312	312	9,250	1,250
Non-cash incentive compensation (5)	555	96	1,237	383
Post-employment expenses (excluding service costs) (6)	422	550	1,689	2,113
Other adjustments allowable under our existing credit agreements (7)	269	39	1,131	358

Adjusted EBITDA	$27,452	$15,641	$93,557	$72,152

(1)	Includes non-cash deductions, losses and charges arising from adjustments to estimates of a future litigation liability and the decision by our hourly workforce at our Rockwood facility to withdraw from a pension plan administered by a third party.
(2)	Includes non-recurring expenses related to a former insurer’s liquidation.
(3)	Includes natural gas hedging losses, purchase accounting adjustments, management bonuses and other expenses related to the Golden Gate Capital acquisition, as well as unamortized transaction fees and expenses arising from the refinancing of our Term Loan Facility.
(4)	Includes fees and expense paid to Golden Gate Capital for ongoing consulting and management services provided pursuant to an Advisory Agreement entered into in connection with our acquisition by Golden Gate Capital. At December 31, 2011, we recorded an accrual for $8.0 million related to the termination fee paid to Golden Gate Capital in connection with our initial public offering on January 31, 2012.
(5)	Includes vesting of incentive equity compensation issued to our employees.
(6)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period.
(7)	Reflects miscellaneous adjustments permitted under our existing credit agreements, including such items as expenses related to reviewing potential acquisitions and costs associated with relocating the corporate headquarters.